Exhibit 10.1

SERVOTRONICS, INC.

2012 LONG-TERM INCENTIVE PLAN

Award Agreement

[Grant_ Date]

Dear [Salutation]:

We are pleased to notify you that the Committee under the Servotronics, Inc. 2012 Long-Term Incentive Plan (the "Plan") has designated you as the recipient of an award of Restricted Shares under the Plan. This letter, once signed by you, will constitute your Award Agreement. The award is subject to your entry into this agreement.

    The number of Shares covered by the award is [Total_Shares] shares and the effective date of the award is [Grant_Date].
    When a term defined in the Plan is used in this agreement, the definition given in the Plan will apply for the purposes of this agreement.
    Your interest in the Restricted Shares is forfeitable and will become vested only as described below in Paragraphs 3(a) and (b).
      Your interest in [FirstVesting] Shares will become vested on [FirstVestingDate]; your interest in [SecondVesting] Shares will become vested on [SecondVestingDate]; and your interest in the remaining [ThirdVesting] Shares will become vested on [ThirdVestingDate], provided that you are in the employ of the Company or a Subsidiary on the relevant vesting date.
      If your employment with the Company and its Subsidiaries terminates before [ThirdVestingDate] by reason of your death or Permanent Disability, your interest in all of the Restricted Shares will become vested as of the date of the termination of your employment.
    The period beginning on the effective date of the award during which your interest in one or more Restricted Shares remains forfeitable is called the Restricted Period with respect to those Shares. During the Restricted Period with respect to Restricted Shares the Company will hold the certificate for those Shares, and you may not assign or otherwise transfer those Shares or any interest in those Shares. You may, however, vote those Shares.

    Dividends, if and when declared by the Board of Directors, payable with respect to those Shares during the Restricted Period shall be payable on the dividend payment date if held on the applicable dividend record date.

    If your interest in any Shares becomes vested under Paragraph 3, the Company will deliver a certificate for the number of Shares in which your interest becomes vested. The delivery and payment will be made to you or, in the event of your death, to your estate or the person to whom your rights are transferred by will or under the laws of descent and distribution, subject to satisfaction of any federal, state, and local income and employment tax withholding obligation incurred by the Company.
    The Company shall deduct from any dividend account payment the amount of tax it is obliged to withhold with respect to the payment. You or, in the event of your death, the person to whom Shares shall be delivered may make provision for payment of any tax the Company is obliged to withhold in connection with the vesting of your interest or the delivery of the Shares, by making payment to the Company in cash. The Company may elect in its discretion to retain Shares from the number deliverable, to satisfy its withholding obligation.
    You have been provided with a copy of the Plan, which describes certain terms, conditions, restrictions, and limits on the Restricted Shares awarded to you. In addition to being subject to the terms of this agreement, the award is subject to the terms, conditions, restrictions, and limits set forth in the Plan, as if they were set forth in full in this agreement, including the following:
      If your employment with the Company and its Subsidiaries terminates for any reason other than as specified in Paragraph 3(b), you will forfeit, as of the date of the termination of your employment, your interest in all Shares other than any Shares in which your interest has already become vested pursuant to Paragraph 3(a).

Upon a forfeiture, all interest in the affected Shares and in the dividend account credits attributable to those Shares will automatically revert to the Company.

SERVOTRONICS, INC.

By: ___________________________________
[Company Signature]

By executing this agreement, I acknowledge receipt of a copy of the Servotronics, Inc. 2012 Long-Term Incentive Plan and agree to be bound by the terms and conditions of the Plan and this agreement.

___________________________________
[Name]
[Title]